November 14, 2019

Katherine T. Gates
General Counsel
SunCoke Energy, Inc.
1011 Warrenville Road, Suite 600
Lisle, IL 60532

       Re: SunCoke Energy, Inc.
           Registration Statement on Form S-3
           Filed November 8, 2019
           File No. 333-234585

Dear Ms. Gates:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sergio Chinos, Staff Attorney, at (202) 551-7844 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing
cc:    Allison Handy